Exhibit 99.1

Media Contact: Shane Boyd
U.S. Telephone: 651.310.3846
E-mail: shane.boyd@stpaul.com

Investor Contact: Laura Gagnon
U.S. Telephone: 651.310.7696
E-mail: laura.gagnon@stpaul.com

FOR IMMEDIATE RELEASE

The St. Paul Companies pre-announces fourth-quarter and full-year 2003 earnings; Includes Health Care reserve provision

SAINT PAUL, Minn., Jan. 23, 2004 The St. Paul Companies (NYSE: SPC) announced today that the company expects fourth quarter net income of $0.19 to $0.21 per share and operating earnings per share of $0.00 to $0.02. In the quarter, the company recorded a charge of $350 million pretax or $228 million after-tax, equivalent to $0.98 per share, to increase reserves for its Health Care business, which is in runoff. The St. Paul’s ongoing business continued to perform well in the fourth quarter, with net written premiums of $1.86 billion, up approximately 25 percent from fourth quarter 2002, and a statutory combined ratio of 89.5.

     For full-year 2003, the company expects net income of $2.70 to $2.72 per share and operating earnings per share of $2.53 to $2.55. Ongoing business results for the year included net written premium growth of approximately 24 percent to $7.33 billion and a statutory combined ratio of 91.7.

     In previous disclosures, the company indicated that it was continuing to monitor its medical malpractice reserves by tracking emergence of newly reported claims, development on known claims, and the observed case redundancy ratio (the amount by which claims are settled below case reserves), and that additional reserving actions may be necessary if the required redundancy ratio rose above 45 percent. In the fourth quarter, while development and emergence met expectations, the observed redundancy ratio indicated the need for a reserve action. As a result, the company has established reserves to significantly decrease required redundancy levels for the remaining duration of the Health Care business runoff.

     The announced merger of The St. Paul and Travelers remains on track to close in the second quarter of 2004.

     The St. Paul expects to release fourth-quarter 2003 earnings after the market closes on Wednesday, Jan. 28. The news release and supplemental financial information will be available shortly thereafter on The St. Paul's Web site at www.stpaul.com.

     The regularly scheduled quarterly conference call, which will involve discussion of fourth-quarter and full-year 2003 financial results and may include forward-looking information, will be held at 9 a.m. ET, 8 a.m. CT, Thursday, Jan. 29. The call will be available in live audio on the Investor section of The St. Paul's Web site at 9 a.m. ET, 8 a.m. CT, and will remain available on the Web site for one week.

     The St. Paul Companies provides commercial property-liability insurance and asset management services. The St. Paul reported 2002 revenue from continuing operations of $8.92 billion and total assets of $39.96 billion. For more information about The St. Paul and its products and services, visit the company’s Web site, www.stpaul.com.

Forward Looking Statements
Certain statements made by the company in this release may constitute forward-looking statements. Actual results may differ materially from those projected in the forward-looking statements. These forward-looking statements involve risks and uncertainties including, but not limited to, the following: competitive considerations, including the ability to implement price increases; the frequency and severity of catastrophic events, including the risk of large losses from man-made catastrophes such as terrorist attacks; our achievement of planned expense savings; the timing and impact of our exiting of certain types of business; changes in the demand for, pricing of, or supply of reinsurance or insurance; uncertainties relating to reinsurance recoverables; increased competitive pressure; the loss of significant customers; worse than anticipated loss developments from business written in prior years; the risk of greater than expected losses in our Other segment; losses due to foreign currency exchange rate fluctuations and losses in our investment portfolio; the risk that losses related to credit-sensitive products, including surety bonds, could be material in the event of a sustained economic downturn or adverse developments affecting large surety customers; changes in our estimate of insurance industry losses resulting from the Sept. 11, 2001, terrorist attack; the potential impact of the global war on terrorism and Federal solutions to make available insurance coverage for acts of terrorism; regulatory developments; general economic conditions, including changing interest rates, rates of inflation and the performance of the financial markets; judicial decisions and rulings; risks relating to the approval by the bankruptcy court of the settlement of the Western MacArthur matter; changes in domestic and foreign laws, regulations and taxes, including risks relating to possible Federal legislation regarding asbestos related claims; effects of acquisitions and divestitures; and various other factors. We undertake no obligation to release publicly the results of any future revisions we may make to forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Operating Earnings
The company uses operating earnings, a non-GAAP financial measure, to evaluate The St. Paul’s performance. “Operating earnings” shows net income exclusive of certain items that are volatile and that we believe may distort the analysis of trends in our business. Operating earnings consist of net income excluding after-tax realized gains and losses, after-tax income (or loss) from discontinued operations, and the after-tax cumulative effect of accounting changes, each of which may be highly variable from period to period. Although the investment of premiums to generate investment income and realized capital gains (or losses) is an integral part of the company’s insurance operations, the determination to realize capital gains or losses is independent of the insurance underwriting process. Moreover, under applicable GAAP accounting requirements, losses can result from other than temporary declines in value without actual realization. We believe that the level of realized gains or losses for any particular period is not indicative of the performance of our ongoing underlying business operations in a particular period. Results of discontinued operations are not relevant to an assessment of our continuing operations, and changes in accounting principles have nothing to do with our underlying operations. Providing only a GAAP presentation of net income makes it more difficult for users of our financial information to evaluate the company’s success or failure in our basic business, and may lead to incorrect or misleading assumptions and conclusions. We understand that the equity analysts who follow the company focus on operating earnings in their analyses for the same reasons discussed above. The excluded items may be material in a period. The company provides Operating Earnings to investors so that they have what management believes to be a useful supplement to GAAP information concerning the company’s performance.

	Three months ended		Twelve months ended
	December 31, 2003		December 31, 2003

Range of Operating Earnings, per diluted share	$--	$0.02	$2.53	$2.55
Net of taxes, per diluted share:
Realized investment gains	0.24	0.24	0.33	0.33
Cumulative effect of accounting change	--	--	(0.09)	(0.09)
Discontinued Operations	(0.05)	(0.05)	(0.07)	(0.07)

Range of Net Income, per diluted share	$0.19	$0.21	$2.70	$2.72

All financial results herein are unaudited as of the date of this release.